Exhibit 99.1

FOR IMMEDIATE RELEASE
May 10, 2017

AMERICAN CAPITAL SENIOR FLOATING ANNOUNCES MARCH 31, 2017 FINANCIAL RESULTS AND
DECLARES MONTHLY CASH DISTRIBUTIONS OF $0.097 PER SHARE FOR EACH OF MAY, JUNE AND JULY 2017
IVY HILL PROVIDES FOR NEW EXPENSE CAP FOR 2017
New York, NY - May 10, 2017 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (NASDAQ: ACSF) today reported net investment income of $3.1 million, or $0.31 per share, and net earnings of $2.8 million, or $0.28 per share, for the quarter ended March 31, 2017 and net asset value (“NAV”) of $136.6 million, or $13.66 per share, as of March 31, 2017. In addition, the Company announced that its Board of Directors declared monthly cash distributions of $0.097 per share of common stock for each of May, June and July 2017.
FIRST QUARTER 2017 FINANCIAL HIGHLIGHTS

•	Investing activities

◦	Invested $63.8 million into 45 new issuers

◦	Sold $36.2 million of investments and received $26.7 million of repayments, including distributions received from our collateralized loan obligations (“CLOs”)

•	Net investment income of $0.31 per share, or $3.1 million

◦	Increased $0.03 per share from Q4 2016 net investment income of $0.28 per share

•	Net earnings of $0.28 per share, or $2.8 million

◦	Decreased $0.49 per share from Q4 2016 net earnings of $0.77 per share due to net unrealized depreciation on investments in Q1 2017 as compared to net unrealized appreciation on investments in Q4 2016

•	NAV of $13.66 per share, or $136.6 million as of March 31, 2017

◦	$0.02 per share decrease from December 31, 2016 NAV per share of $13.68

•	Monthly cash distributions to stockholders of $0.097 per share ($0.291 for the quarter)

◦	8.5% annualized yield on the March 31, 2017 NAV per share

◦	8.5% annualized yield on the March 31, 2017 closing market price of $13.75 per share

•	$247.3 million investment portfolio at fair value as of March 31, 2017

◦	$190.9 million, or 77%, in first lien floating rate loans

◦	$14.4 million, or 6%, in second lien floating rate loans

◦	$42.0 million, or 17%, of equity in CLOs

•	6.71% investment portfolio yield at cost as of March 31, 2017

•	3.11% cost of funds as of March 31, 2017

•	0.76x debt to equity ratio as of March 31, 2017
“We are pleased to report net investment income per share of $0.31 for the first quarter of 2017 compared to $0.28 for the fourth quarter of 2016,” said Kevin Braddish, Chief Executive Officer of ACSF.  “We were very active in repositioning the portfolio into loans we perceive to be of higher quality and we were able to maintain our portfolio yield despite declining credit spreads experienced in the market for the first quarter.”

American Capital Senior Floating, Ltd.
May 10, 2017

PORTFOLIO AND INVESTMENT ACTIVITY
As of March 31, 2017, the fair value of ACSF’s portfolio totaled $247.3 million and was comprised of $190.9 million of first lien floating rate loans, $14.4 million of second lien floating rate loans (collectively, the “Loan Portfolio”) and $42.0 million of CLO equity (the “CLO Portfolio” and, together with the Loan Portfolio, the “Investment Portfolio”). At March 31, 2017, the Investment Portfolio had a weighted average yield at amortized cost of 6.71%.
As of March 31, 2017, ACSF’s Loan Portfolio was diversified across 157 issuers and 34 industries and its CLO Portfolio was invested in 22 issuers across 15 different collateral managers.
RESULTS OF OPERATIONS
Net Investment Income
Net investment income totaled $3.1 million, or $0.31 per share, for the three months ended March 31, 2017. Gross investment income was $4.6 million for the quarter, with $2.8 million generated from the Loan Portfolio and $1.8 million generated from the CLO Portfolio. Expenses totaled $1.5 million for the three months ended March 31, 2017, with interest and other debt related costs of $0.7 million, management fees of $0.5 million and other operating expenses of $0.3 million net of the expense waiver.
Beginning in the first quarter of 2017, Ivy Hill Asset Management, L.P. (“IHAM” or our “Manager”) has voluntarily agreed to be responsible for certain of our quarterly other operating expenses in excess of a certain percentage of our consolidated net assets, less net unrealized appreciation or depreciation, each as defined under generally accepted accounting principles in the United States of America (“GAAP”), for the three month period ended March 31, 2017 (the “Q1 Voluntary Expense Cap”). The Q1 Voluntary Expense Cap was calculated based on an annual rate of 0.75% of our consolidated net assets less net unrealized appreciation or depreciation as of March 31, 2017.
For the three months ended March 31, 2017, our Manager was responsible for $0.4 million of other operating expenses as a result of the Q1 Voluntary Expense Cap.
Additionally, for each of the remaining three quarters of fiscal 2017, our Manager has voluntarily agreed to be responsible for certain of our quarterly other operating expenses in excess of (a) with respect to the three months ended June 30, 2017 and September 30, 2017, an annual rate of 1.00% of our consolidated net assets less net unrealized appreciation or depreciation as of June 30, 2017 and September 30, 2017, respectively, and (b) with respect to the three months ended December 31, 2017, an annual rate of 1.25% of our consolidated net assets less unrealized appreciation or depreciation as of December 31, 2017 , provided, in each case (i) the stockholders of the Company have approved a new investment advisory and management agreement with our Manager (the “New Management Agreement”) prior to June 3, 2017 and (ii) the New Management Agreement remains effective as of the date we file our Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, for such quarter period.
“Included in the company’s first quarter earnings is Ivy Hill’s support of the company via an expense cap on certain operating expenses which benefited the company’s earnings by $0.04 per share,” said Penni Roll, Chief Financial Officer. “Assuming that the new management agreement with Ivy Hill is approved by June 3, 2017, Ivy Hill has agreed to provide a cap on operating expenses on a graduated scale for the remainder of 2017. We believe this expense cap will help defray costs related to the transition of Ivy Hill to be the investment adviser and we will continue to seek opportunities for additional cost efficiencies in order to have the most efficient operating cost structure that we can achieve.”
Net Realized and Unrealized Gain / (Loss) From Investments
Net realized and unrealized loss on investments for the three months ended March 31, 2017 totaled $0.3 million and was composed of net realized gain on investments of $0.5 million and net unrealized depreciation on investments of $0.8 million. The $0.8 million of net unrealized depreciation on investments was composed of the reversal of net unrealized appreciation related to the net realized gain of $0.5 million and net unrealized depreciation on investments of $0.3 million.
LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2017, ACSF’s wholly owned consolidated financing subsidiary, ACSF Funding I, LLC (“ACSF Funding”), had $103.4 million outstanding on its $135.0 million revolving credit facility, resulting in a consolidated debt to equity ratio of 0.76x. As of March 31, 2017, ACSF had $5.4 million in cash and cash equivalents and $31.6 million of available capacity on ACSF Funding’s revolving credit facility.

American Capital Senior Floating, Ltd.
May 10, 2017

RECENT DEVELOPMENTS
Distributions to Stockholders
On May 10, 2017, the Company announced the declaration of monthly cash distributions to stockholders of $0.097 per share for each of May, June and July 2017. This cash distribution rate represents an 8.5% annualized yield on the March 31, 2017 NAV per share of $13.66 and an 8.5% annualized yield on the March 31, 2017 closing market price per share of $13.75. The monthly cash distributions will be paid to common stockholders of record as set forth in the table below:

	Distributions to Stockholders per Share	Record Date	Ex-Dividend Date	Payment Date
May 2017	$0.097	May 24, 2017	May 22, 2017	June 2, 2017
June 2017	$0.097	June 23, 2017	June 21, 2017	July 6, 2017
July 2017	$0.097	July 24, 2017	July 20, 2017	August 2, 2017
ACSF’s Board of Directors considers estimated taxable income, GAAP income and economic performance when determining distributions to stockholders. Actual taxable income may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

American Capital Senior Floating, Ltd.
May 10, 2017

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	March 31, 2017 (unaudited)	December 31, 2016
Assets:
Investments, fair value	$247,327	$244,872
Cash and cash equivalents	5,355	8,795
Receivable for investments sold	6,596	2,272
Other assets	1,984	1,401
Total assets	$261,262	$257,340

Liabilities:
Credit facility payable	$103,400	$104,900
Payable for investments purchased	18,244	12,202
Management fee payable	2,577	2,046
Other liabilities	410	433
Distributions to stockholders payable	—	970
Total liabilities	124,631	120,551

Net Assets:
Common stock, par value $0.01 per share, 10,000,100 issued and outstanding, 300,000,000 authorized	100	100
Paid-in capital in excess of par	150,949	150,949
Undistributed net investment income	2,276	2,133
Accumulated net realized loss from investments	(2,838)	(3,300)
Net unrealized depreciation on investments	(13,856)	(13,093)
Total net assets	136,631	136,789
Total liabilities and net assets	$261,262	$257,340

Net asset value per share	$13.66	$13.68

American Capital Senior Floating, Ltd.
May 10, 2017

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Investment income:
Interest	$4,612	$4,345
Total investment income	4,612	4,345
Expenses:
Interest and other debt related costs	733	664
Management fee	531	497
Other operating expenses	713	517
Total expenses	1,977	1,678
Expense waiver	(437)	(238)
Net expenses	1,540	1,440
Net investment income before taxes	3,072	2,905
Income tax provision	(19)	(27)
Net investment income	3,053	2,878
Net realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	462	(890)
Net unrealized (depreciation) appreciation on investments	(763)	180
Net realized and unrealized loss on investments	(301)	(710)
Net increase in net assets resulting from operations “Net Earnings”)	$2,752	$2,168

Net investment income per share	$0.31	$0.29
Net Earnings per share	$0.28	$0.22
Distributions to stockholders per share	$0.29	$0.29
Weighted average shares outstanding	10,000	10,000

American Capital Senior Floating, Ltd.
May 10, 2017

STOCKHOLDER CALL
ACSF invites stockholders, prospective stockholders and analysts to attend the ACSF stockholder call on May 10, 2017 at 10:00 a.m. (Eastern Time). All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Relations section of our website at www.acsf.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 9619003 followed by the # sign and reference “American Capital Senior Floating” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

A slide presentation will accompany the stockholder call and will be available at www.ACSF.com. Select the Q1 2017 Earnings Presentation link to download and print the presentation in advance of the stockholder call.

For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through June 8, 2017 (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10106464. An archived replay will also be available on a webcast link located on the Home page of the Investor Relations section of our website.

ABOUT AMERICAN CAPITAL SENIOR FLOATING, LTD.
American Capital Senior Floating, Ltd. (NASDAQ: ACSF) is a non-diversified closed-end investment management company that invests primarily in senior first lien and second lien floating rate loans to large-market U.S. based companies and in debt and equity tranches of collateralized loan obligations collateralized by senior floating rate loans. The Company has elected to be treated as a business development company under the 1940 Act. The Company is externally managed by Ivy Hill Asset Management, L.P. For further information, please refer to www.ACSF.com.

ABOUT IVY HILL ASSET MANAGEMENT, L.P.
Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation, is an SEC-registered investment adviser, comprised of an experienced team of investment professionals focused on investing in and managing primarily middle market senior secured assets through structured investment vehicles and managed accounts. As of March 31, 2017, IHAM had total assets under management of approximately $4.3 billion across 22 vehicles.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Relations Contact:
Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com
or
Investor Relations Contact:
Carl Drake, 888-818-5298
cdrake@aresmgmt.com

or
Veronica Mendiola, 212-808-1150
vmendiola@aresmgmt.com